EXHIBIT 5.1

    2475 HANOVER STREET PALO ALTO, CA 94304-1114 650.233.4500 F: 650.233.4545

September 8, 2004

Fiberstars Inc.
44259 Nobel Drive
Fremont, CA 94583

           Re:       Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Fiberstars, Inc., a California corporation (the "Company"), in connection with the Registration Statement on Form S-1 relating to the registration under the Securities Act of 1933 (the "Act") of 1,622,025 shares of Common Stock, par value $0.0001 per share (the "Common Stock") of the Company, all of which are to be offered and sold by certain shareholders of the Company (the "Selling Shareholders") (Such Registration Statement is herein referred to as the "Registration Statement.")

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Shareholders, to the extent currently outstanding, have been duly authorized and legally issued and are fully paid and nonassessable, and to the extent issuable upon exercise of certain warrants held by the Selling Stockholders, when issued in accordance with the exercise provisions of the such warrants, will be duly authorized and legally issued and are fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP